Exhibit 10.57

SERIES D PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES D PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of July 13, 2016, by and between Evofem Holdings, Inc., a Delaware corporation (the “Company”), and the persons or entities named on the Schedule of Purchasers attached hereto as Exhibit A (each, a “Purchaser,” and collectively, the “Purchasers”).

RECITALS

A.    The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to issue and sell Series D Preferred Stock of the Company up to an aggregate value of Thirty Million Dollars ($30,000,000).

B.    Each Purchaser desires to purchase a portion of such amount on the terms and conditions set forth in this Agreement and the Company’s Second Amended and Restated Certificate of Incorporation of the Company, the form of which is attached hereto as Exhibit B (the “Restated Certificate”).

AGREEMENT

In consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.    Issuance of Securities.

1.1    Issuance and Sale of Series D Preferred Stock. Subject to the terms and conditions of this Agreement, at each Closing (as hereinafter defined), each Purchaser agrees to purchase, and the Company agrees to issue and sell to such Purchaser, the number of shares of Series D Preferred Stock for the aggregate purchase price set forth opposite such Purchaser’s name in the Schedule of Purchasers with respect to the applicable Closing at a purchase price of $500,000.00 per share. The Series D Preferred Stock will be convertible into shares of capital stock of the Company having the same rights, preferences and privileges as the security the Company issues and sells in its next equity financing (the equity financing, the “Next Equity Financing” and the securities, the “Next Equity Securities”, it being understood that the liquidation preference per share of such Next Equity Securities issued to each Purchaser shall be equal to the conversion price per share attributable to such conversion (and not the price per share paid by the new investors in the Next Equity Financing (the “New Investors”)) as follows: (i) if the Next Equity Financing results in gross proceeds to the Company of at least Forty-Five Million Dollars ($45,000,000), each share of Series D Preferred Stock will automatically convert into the Next Equity Securities, in accordance with the terms of the Restated Certificate; and (ii) if the Next Equity Financing results in gross proceeds to the Company of less than Forty-Five Million Dollars ($45,000,000), each share of Series D Preferred Stock will be convertible at the closing of such Next Equity Financing into shares of Next Equity Securities, in accordance with the terms of the Restated Certificate, only at the election of the Purchasers holding a majority of the shares of Series D Preferred Stock then outstanding.

1.2    Warrant to Purchase Next Equity Securities. The Company hereby agrees to issue to each Purchaser a warrant to purchase up to that number of Next Equity Securities equal to (a) seventy-five percent (75%) of the purchase price paid for the Series D Preferred Stock issued to such Purchaser hereunder, divided by (b) the per share price of the Next Equity Securities issued to the New Investors in such Next Equity Financing, in the form attached hereto as Exhibit C.

1.3    Closings.

1.3.1 First Closing. The first closing of the purchase and sale of Series D Preferred Stock pursuant to this Agreement shall take place at the offices of K&L Gates LLP, 1 Park Plaza, Twelfth Floor, Irvine, California 92614 at 9:00 a.m. Pacific Time on July 18, 2016 or at such time as is mutually agreed upon by the Company and the Purchasers (the “First Closing”).

1.3.2 Subsequent Closings. At any time after September 30, 2016, the Company may from time to time request that the Purchasers purchase up to the balance of Thirty Million Dollars ($30,000,000) in value of Series D Preferred Stock not previously issued and sold at the First Closing in Five Hundred Thousand Dollars ($500,000) increments. Any such request shall be delivered in writing to the Purchasers who then hold Series D Preferred Stock, and such requested amount shall be offered pro rata to the Purchasers who then hold Series D Preferred Stock. Within ten (10) business days after any such written request is delivered to the Purchasers, the Purchasers who desire to fulfill such request shall respond to the Company in writing indicating the amount of such requested amount such Purchaser is willing to purchase from the Company. Any such additional purchase shall be in the discretion of each Purchaser. Further, any such additional purchase may be allocated by any such Purchaser among one or more of its funds, in its discretion. If one or more Purchasers agree(s) to purchase additional amounts pursuant to this Section 1.3.2, then the Schedule of Purchasers shall be amended to reflect the amount so purchased by each such Purchaser and the date of such closing (each, a “Subsequent Closing,” and together with the First Closing, the “Closings”). Subsequent Closings shall be held at such time and place as shall be mutually agreed upon by the Company and the Purchasers who are participating in such Subsequent Closing. For purposes of this Agreement, unless the context otherwise requires, the term “Closing” shall refer, with respect to each Purchaser, to the date of the specific closing at which such Purchaser purchases shares of Series D Preferred Stock and delivers to the Company the purchase price therefor. At a Closing, each applicable Purchaser shall deliver to the Company by check or wire transfer of immediately available funds the amount indicated opposite such Purchaser’s name on the Schedule of Purchasers, and the Company shall deliver to each such Purchaser an originally executed certificate representing the shares of Series D Preferred Stock so purchased. The Purchasers expressly acknowledge that the Company may, in its discretion, issue and sell less than or up to Thirty Million Dollars ($30,000,000) in value of the Series D Preferred Stock, as determined by the Board of Directors of the Company in its sole and absolute discretion; provided, however, that Woodford Investment Management LLP, as agent for and on behalf of CF Woodford Equity Income Fund, a sub fund of CF Woodford Investment Fund and Woodford Patient Capital Trust Plc (collectively, “WIM”), shall deliver to the Company that certain Amended and Restated Promissory Note, dated as of July 18, 2016, by and between Evofem, Inc., a Delaware corporation, and Cosmederm Bioscience, Inc., a Delaware corporation (“Cosmederm”), in principal amount of Ten Million Dollars ($10,000,000) (the “Promissory Note”) for cancellation by the Company in exchange for Five Million Dollars ($5,000,000) in value of the Series D Preferred Stock.

2.    Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to each Purchaser as of the date hereof that:

2.1    Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

2.2    Authorization. All corporate action on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution, and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance (or reservation for issuance), and delivery of the Series D Preferred Stock (collectively, the “Securities”) has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3    Valid Issuance of Stock. The Series D Preferred Stock, the Next Equity Securities and the Option Shares, if and when issued, sold and delivered in accordance with the terms of the Restated Certificate and the Option, respectively, for the consideration expressed therein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations of the Purchasers in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

3.    Representations and Warranties of the Purchasers. In connection with the transactions provided for herein, each Purchaser hereby represents and warrants to the Company that:

3.1    Authorization. This Agreement constitutes Purchaser’s valid and legally binding obligation, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2    Purchase Entirely for Own Account. Purchaser acknowledges that this Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company that the Securities will be acquired for investment for Purchaser’s own account or on account of funds under management, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant a participation to any third person, with respect to the Securities. Purchaser represents that it has full power and authority to enter into this Agreement.

3.3    Disclosure of Information. Purchaser acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

3.4    Investment Experience. Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, can sustain the total loss of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, Purchaser also represents it has not been organized solely for the purpose of acquiring the Securities.

3.5    Limited Operating History. Purchaser acknowledges and agrees that the Company has a limited operating history and faces all of the risks and uncertainties encountered by, and inherent in, an early stage venture, including, without limitation, risks and uncertainties related to the development or regulatory approval of its products and product candidates, the ability to raise substantial additional capital which is necessary to operate the Company’s business and which has not yet been identified, an evolving and unpredictable business model, and the Company’s ability to anticipate and adapt to a developing market. In addition, Purchaser acknowledges and agrees that the Company is not currently profitable, and if it becomes profitable, it may not be able to sustain profitability. The Company’s lack of operating history makes predicting future operating results, including operating expenses and revenues, difficult, and there can be no assurance that the Company will be successful in managing the foregoing risks or becoming profitable.

3.6    Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), promulgated by the SEC, as presently in effect.

3.7    Restricted Securities. Purchaser understands that it must bear the economic risk of this investment indefinitely unless the Series D Preferred Stock, the Next Equity Securities and/or the Option Shares, as the case may be, are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Series D Preferred Stock, the Next Equity Securities or the Option Shares, as the case may be. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Series D Preferred Stock, the Next Equity Securities or the Shares, as the case may be, under the circumstances, in the amounts or at the times Purchaser might propose.

3.8    Legends. Purchaser understands that the shares of Series D Preferred Stock, and any securities issued in respect of or exchange for the Series D Preferred Stock, the Next Equity Securities and the Option Shares will bear all of the following legends:

3.8.1 “THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

3.8.2 If Purchaser is not a United States Person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), the shares of Series D Preferred Stock, and any securities issued in respect of or exchange for the Series D Preferred Stock, the Next Equity Securities and the Option Shares will bear all of the following additional legends, as applicable:

(a)    “THE INTERESTS REPRESENTED BY THIS CERTIFICATE ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

(b)    “TRANSFER OF THESE INTERESTS IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE

EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

3.8.3 Any legend required by the securities laws of any state to the extent such laws are applicable to the shares of Series D Preferred Stock, and any securities issued in respect of or exchange for the Series D Preferred Stock, the Next Equity Securities and the Option Shares represented by the certificate so legended.

3.9    Foreign Investors. If Purchaser is not a United States Person (as defined by Section 7701(a)(30) of the Code), then Purchaser hereby additionally represents and warrants the following:

3.9.1 Purchaser has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the shares of Series D Preferred Stock or any use of this Agreement, including: (i) the legal requirements within its jurisdiction for the purchase of the shares of Series D Preferred Stock, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the shares of Series D Preferred Stock;

3.9.2 Purchaser’s subscription and payment for and continued beneficial ownership of the shares of Series D Preferred Stock will not violate any applicable securities or other laws of Purchaser’s jurisdiction;

3.9.3 Purchaser has not offered, sold, pledged, or otherwise transferred, and will not offer, sell, pledge, or otherwise transfer any shares of Series D Preferred Stock within the United States except in accordance with Regulation S promulgated under the Securities Act (“Reg S”);

3.9.4 Neither Purchaser, including its officers, directors, consultants or key employees, or any affiliate (as defined under Rule 144 promulgated under the Securities Act) of any of the foregoing, nor any persons acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Reg S) with respect to the shares of Series D Preferred Stock, and it and each has complied and will comply with the offering restrictions requirement of Reg S;

3.9.5 At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, Purchaser was outside of the United States;

3.9.6 Purchaser has not pre-arranged with a buyer located within the United States or with a United States Person any of the transactions contemplated by this Agreement, and the Purchaser is not part of a plan or scheme to evade the registration requirements of the Securities Act;

3.9.7 Purchaser was not in the United States engaged in and will not engage in any short selling of or any hedging transaction with respect to the shares of Series D Preferred Stock, including without limitation, any put, call or other option transaction, option writing or equity swap; and

3.9.8 Neither Purchaser nor any person acting on Purchaser’s behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the shares of Series D Preferred Stock. Purchaser agrees not to cause any advertisement of the shares of Series D Preferred Stock to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the shares of Series D Preferred Stock, except such advertisements that include the statements required by Reg S, and only offshore and not in the United States or its territories, and only in compliance with any local applicable securities laws.

3.10 No General Solicitation. Neither Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners, has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the shares of Series D Preferred Stock.

4.    Miscellaneous.

4.1    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part by any Purchaser to any person or entity without the prior written consent of the Company. Upon any assignment of this Agreement approved by the Company, the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. Any transfer shall be subject to (i) the transferee’s agreement in writing to be subject to the applicable terms of this Agreement; and (ii) compliance with all applicable state and federal securities laws (including the delivery of legal opinions reasonably satisfactory to the Company, if such are reasonably requested by the Company).

4.2    Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.3    Governing Law. This Agreement, and any disputes arising under this Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to any conflict of laws principle to the contrary.

4.4    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.5    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience and ease of reference only, and will not in any manner influence the construction or interpretation of any provision of this Agreement.

4.6    Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon (a) personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d) or (d) three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address set forth below, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party given in the foregoing manner.

If to the Company:

Evofem Holdings, Inc.
Attn: Jay File
12400 High Bluff Dr.
Suite 600
San Diego, CA 92130

With a copy to:

K&L Gates LLP

Attn: Adam C. Lenain

1 Park Plaza, Twelfth Floor

Irvine, CA 92614

If to a Purchaser:

At the addresses shown on the signature pages hereto.

4.7    Entire Agreement. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof, and supersede all prior or contemporaneous agreements or discussions related thereto.

4.8    Fees and Expenses. The Company will reimburse WIM,for reasonable fees and expenses of Mishcon de Reya LLP, counsel for WIM, incurred in connection with the transactions contemplated by this Agreement in an amount not to exceed, in the aggregate, Eighty Thousand British Pounds (£80,000, excluding VAT and out of pocket costs). In furtherance of the foregoing, WIM may deduct such amount from the proceeds deliverable pursuant to Section 1.3.1 hereof.

4.9    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Purchasers holding a majority of shares of Series D Preferred Stock then outstanding. The parties hereby agree that the addition of any Purchaser to the Schedule of Purchasers pursuant to the terms of this Agreement shall not be considered an amendment hereto under this Section 4.9.

4.10    Severability. If one or more provisions of this Agreement is held to be illegal, invalid or unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.11    Market Stand Off. In connection with the IPO of the Common Stock, each Purchaser hereby agrees that such Purchaser shall not sell or otherwise transfer or dispose of any of the Company’s securities held by such Purchaser (other than those included in the registration at issue, if any) for a period specified by the representative of the underwriters of Common Stock not to exceed one hundred eighty (180) days following the effective date of the registration statement for such initial public offering; provided that such Purchaser shall not be subject to such lock-up unless the officers and directors of the Company are also bound by similar restrictions. Each Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. The Company may impose stop transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said period.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

EVOFEM HOLDINGS, INC.

By:	/s/ Jay File
Name:	Jay File
Its:	Chief Financial Officer

COMPANY SIGNATURE PAGE TO SERIES D PREFERRED STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

WOODFORD INVESTMENT MANAGEMENT LLP, as agent for and on behalf of CF Woodford Equity Income Fund, a sub fund of CF Woodford Investment Fund

By:	/s/ Simon Osborne
Name:	Simon Osborne
Its:	Authorised Signatory

Address:	9400 Garsington Road, Oxford
Business Park, OX4 2HN, Oxford UK

email:	simon.osborne@woodfordfunds.com

COMPANY SIGNATURE PAGE TO SERIES D PREFERRED STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

WOODFORD INVESTMENT MANAGEMENT LLP, as agent for and on behalf of Woodford Patient Capital Trust Plc

By:	/s/ Simon Osborne
Name:	Simon Osborne
Its:	Authorised Signatory

Address:	9400 Garsington Road, Oxford
Business Park, OX4 2HN, Oxford, UK

email:	simon.osborne@woodfordfunds.com

COMPANY SIGNATURE PAGE TO SERIES D PREFERRED STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

WOODFORD INVESTMENT MANAGEMENT LLP, as agent for and on behalf of Omnis Income & Growth Fund, a sub-fund of Omnis Portfolio Investments ICVC

By:	/s/ Simon Osborne
Name:	Simon Osborne
Its:	Authorised Signatory

Address:	9400 Garsington Road, Oxford
Business Park, OX4 2HN, Oxford, UK

email:	simon.osborne@woodfordfunds.com

COMPANY SIGNATURE PAGE TO SERIES D PREFERRED STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

PURCHASER

By:
Name:
Its:

Address:

email:

COMPANY SIGNATURE PAGE TO SERIES D PREFERRED STOCK PURCHASE AGREEMENT

EXHIBIT A

SCHEDULE OF PURCHASERS

Purchaser	Investment Amount at First Closing and Number of Shares of Series D Preferred Stock to be issued therefor	Investment Amount at Subsequent Closing and Number of Shares of Series D Preferred Stock to be issued therefor
WIM acting as agent for and on behalf of CF Woodford Equity Income Fund, a sub fund of CF Woodford Investment Fund	$29,500,000 for Fifty-Nine (59) shares of Series D Preferred Stock(1)

WIM acting as agent for and on behalf of Omnis Income & Growth Fund, a sub-fund of Omnis Portfolio Investments ICVC	$500,000 for one (1) share of Series D Preferred Stock

TOTAL:	$30,000,000	$

(1)	$5,000,000 of such investment amount consists of forgiveness of indebtedness relating to the cancellation of the Promissory Note.

EXHIBIT A

EXHIBIT B

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EVOFEM HOLDINGS, INC.

The undersigned, Jay File, hereby certifies that:

1.    He is the duly appointed and acting Chief Financial Officer of Evofem Holdings, Inc., a Delaware corporation.

2.    The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on July 23, 2015. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on October 30, 2015.

3.    The Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of the Corporation, and that thereafter, pursuant to such resolutions of the Board of Directors of the Corporation, an action by written consent of stockholders was signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon would have been present and voted.

4.    Said amendment was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

5.    The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is Evofem Holdings, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A)    Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Two Hundred Fifteen Million Three Hundred Thirty-Eight Thousand One Hundred Forty-Four (215,338,144) shares, each with a par value of $0.001 per share. One Hundred Fifty-Seven Million Eight Hundred Thirty-Six Thousand Five Hundred Forty (157,836,540) shares shall be Common Stock and Fifty-Seven Million Five Hundred One Thousand Six Hundred Four (57,501,604) shares shall be Preferred Stock.

(B)    Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Second Amended and Restated Certificate of Incorporation (the “Restated Certificate”) may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of Twelve Million Seven Hundred Sixty-Eight Thousand Four Hundred Ninety-Two (12,768,492) shares. The second series of Preferred Stock shall be designated as “Series B Preferred Stock” and shall consist of Thirty-One Million Thirty-Four Thousand Six Hundred Ninety-Six (31,034,696) shares. The third series of Preferred Stock shall be designated as “Series C Preferred Stock” and shall consist of Five Million Thirty-Seven Thousand Seven Hundred Eighty-Four (5,037,784) shares. The fourth series of Preferred Stock shall be designated as “Series C-1 Preferred Stock” and shall consist of Eight Million Six Hundred Sixty Thousand Five Hundred Seventy-Two (8,660,572) shares. The fifth series of Preferred Stock shall be designated as “Series D Preferred Stock and shall consist of Sixty (60) shares. The “Series Preferred Stock” when used herein shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Series Preferred Stock are as set forth below in this Article IV(B).

1.    Dividends. From and after the date of the issuance of any shares of Series D Preferred Stock, dividends at the rate per annum of $60,000 per share (which equates to 12% per annum of the Original Issue Price of the Series D Preferred Stock) shall accrue on such shares of Series D Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared; provided, however, that such Accruing Dividends shall be payable only upon a Liquidation Transaction as contemplated by Section 2(a) of this Article IV, upon redemption as contemplated by Section 3 of this Article IV, or upon a conversion of the Series D Preferred Stock as contemplated by Section 4(a) or 4(b) of this Article IV. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in the Restated Certificate) the holders of the Series D Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series D Preferred Stock in an amount at least equal to the amount of the aggregate Accruing Dividends then accrued on such share of Series D Preferred Stock and not previously paid.

2.    Liquidation.

(a)    Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or upon a Liquidation Transaction: (a) first, the holders of the Series D Preferred Stock shall be entitled to receive on a pro rata pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share of Series D Preferred Stock equal to one (1) times (the “Series D Multiplier”) the sum of the Original Issue Price (as defined below) for the Series D Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like) and all dividends accrued thereon pursuant to Section 1 of this Article IV, provided that in the case of a Liquidation Transaction, the “Series D Multiplier” shall be equal to two (2) times, (b) second, the holders of the Series C Preferred Stock shall be entitled to receive on a pro rata pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share of Series C Preferred Stock equal to the greater of: (i) the

Original Issue Price (as defined below) for the Series C Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like), plus declared but unpaid dividends thereon, less declared and paid dividends thereon, or (ii) such amount as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up of the Corporation or such Liquidation Transaction, then (c) third, after payment of the aforesaid preferential amounts, the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C-1 Preferred Stock shall be entitled to receive on a pro rata pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series A Preferred Stock, Series B Preferred Stock or Series C-1 Preferred Stock, respectively, equal to the greater of: (i) the Original Issue Price (as defined below) for the Series A Preferred Stock, Series B Preferred Stock or Series C-1 Preferred Stock, respectively (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series A Preferred Stock, Series B Preferred Stock or Series C-1 Preferred Stock, respectively, then held by such holder, plus declared but unpaid dividends, or (ii) such amount as would have been payable had all shares of Series A Preferred Stock, Series B Preferred Stock or Series C-1 Preferred Stock, respectively, been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up of the Corporation or such Liquidation Transaction. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series Preferred Stock, ratably in proportion to the preferential amount each such holder is otherwise entitled to receive; provided, however, and for the avoidance of doubt, such distribution shall be made in accordance with the prior sentence, such that the holders of Series D Preferred Stock shall receive payment in full of their aforesaid preferential amounts, prior to any distribution to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series C-1 Preferred Stock. The “Original Issue Price” of the Series A Preferred Stock shall be $1.9579445 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. The “Original Issue Price” of the Series B Preferred Stock shall be $3.2222 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. The “Original Issue Price” of the Series C Preferred Stock shall be $3.97 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock. The “Original Issue Price” of the Series C-1 Preferred Stock shall be $3.97 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C-1 Preferred Stock. The “Original Issue Price” of the Series D Preferred Stock shall be $500,000.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock.

(b)    Remaining Assets. Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, the remaining assets of the Corporation shall be distributed solely to the holders of the Common Stock.

(c)    Certain Acquisitions.

(i)    Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, license, convey or otherwise dispose of all or substantially all of its property or business or merge with or into or consolidate with any other corporation, limited liability company or other entity, in one or a series of transactions, unless the holders of at least a majority of each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or Series D Preferred Stock, voting as a separate class, elect not to treat the transaction as a Liquidation Transaction for purposes of such Series of Preferred Stock (any such transaction, unless elected otherwise, a “Liquidation Transaction”).

(ii)    Valuation of Consideration. In the event of a deemed Liquidation Transaction as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value, which such value shall be determined in good faith by the Board of Directors of the Corporation. Any securities shall be valued as follows:

(A)    Securities not subject to an investment letter or other similar restrictions on free marketability:

(1)    If traded on a securities exchange the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved in good faith by the Board of Directors and derived from the closing prices of the securities on such exchange over a specified time period;

(2)    If actively traded over-the-counter, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved in good faith by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3)    If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii)    Notice of Liquidation Transaction. The Corporation shall give each holder of record of Series Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived in writing, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock, each voting as a separate class, that are entitled to such notice rights.

(iv)    Effect of Noncompliance. In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the

Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Series Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(c)(iii).

3.    Redemption.

(a)    General. Unless prohibited by Delaware law governing distributions to stockholders, the shares of Series D Preferred Stock shall be redeemed by the Corporation at a price equal to the Original Issue Price per share for the Series D Preferred Stock, plus all dividends accrued thereon pursuant to Section 1 of this Article IV (the “Redemption Price”), in a single installment not more than ten (10) business days after receipt by the Corporation at any time on or after July 18, 2018, from the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, of written notice requesting redemption of all shares of Series D Preferred Stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption pursuant to the terms of this Section 3, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. The date of such payment shall be referred to as the “Redemption Date.” If on the Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series D Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(b)    Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Series D Preferred Stock to be redeemed on such Redemption Date shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated by the Corporation, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

(c)    Rights Subsequent to Redemption. If the Redemption Request shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series D Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series D Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series D Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

(d)    Redeemed or Otherwise Acquired Shares. Any shares of Series D Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series D Preferred Stock following redemption.

(e)    No other Redemption Rights. Except as expressly set forth in this Section 3, the Series Preferred Stock is not redeemable.

4.    Conversion. The holders of the Series Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)    Automatic Conversion of Series D Preferred Stock. At the closing of a transaction, or series of related transactions, in which the Corporation issues and sells equity securities (the “Next Equity Financing”), that results in gross proceeds to the Corporation equal to or exceeding Forty-Five Million Dollars ($45,000,000), the outstanding shares of Series D Preferred Stock shall automatically convert into fully paid and nonassessable shares of capital stock of the Corporation having the same rights, preferences and privileges as the Corporation’s equity securities issued in such Next Equity Financing (it being understood that the liquidation preference per share of such equity securities issued to each holder of Series D Preferred Stock shall be equal to the conversion price per share attributable to such conversion and not the price per share paid by the new investors in the Next Equity Financing) (the “Next Equity Securities”) as follows: the number of shares of such Next Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing: (i) the aggregate Original Issue Price for all shares of Series D Preferred Stock to be converted, plus all dividends accrued thereon pursuant to Section 1 of this Article IV as of the date of conversion, by (ii) the product of (a) the price per share of such Next Equity Securities sold to the investors in such Next Equity Financing multiplied by (b) 50% (0.50). The shares of Next Equity Securities to be issued upon conversion of the Series D Preferred Stock pursuant to this Section 4(a) shall be entitled to the same rights and subject to the same obligations provided in the purchase agreement and other financing documents entered into with the investors in the Next Equity Financing; provided, however, that the liquidation preference per share of the Next Equity Securities shall be equal to the conversion price per share attributable to such conversion after applying the fifty percent (50%) discount to the price paid by such investors in the Next Equity Financing referenced above. In addition, each holder of Series D Preferred Stock shall become a party to, and shall execute, all related Next Equity Financing documents, including, but not limited to, any definitive stock purchase agreement and any investors rights agreement.

(b)    Optional Conversion of Series D Preferred Stock. At the closing of the Next Equity Financing that results in gross proceeds to the Corporation of less than Forty-Five Million Dollars ($45,000,000), the outstanding Series D Preferred Stock shall be convertible, at the election of the holders holding not less than a majority of such shares of Series D Preferred Stock, into fully paid and nonassessable shares of Next Equity Securities. The Corporation shall provide at least ten (10) business days advance notice to the holders thereof of the expected closing date (the “Expected Closing Date”) of such Next Equity Financing. In order to convert the Series D Preferred Stock into Next Equity Securities at such a Next Equity Financing, the holder thereof must provide written notice thereof to the Corporation prior to the Expected Closing Date. The number of shares of such Next Equity Securities to be issued upon such conversion of Series D Preferred Stock shall be equal to the quotient obtained by dividing: (i) the aggregate Original Issue Price for all shares of Series D Preferred Stock to be converted, plus all dividends accrued thereon pursuant to Section 1 of this Article IV as of the date of conversion, by (ii) the product of (a) the price per share of such Next Equity Securities sold to the investors in such Next Equity Financing multiplied by (b) 50% (0.50). The shares of Next Equity Securities to be issued upon conversion of the Series D Preferred Stock pursuant to this Section 4(b) shall be entitled to the same rights and subject to the same obligations provided in the purchase agreement and other financing documents entered into with the investors in the Next Equity Financing; provided, however, that the liquidation preference per share of the Next Equity Securities shall be equal to the conversion price per share attributable to such conversion after applying the fifty percent (50%) discount to the price paid by such investors in the Next Equity Financing referenced above. In addition, each holder of the Series D Preferred Stock that is converted into Next Equity Securities in accordance with this Section 4(b) shall become a party to, and shall execute, all related Next Equity Financing documents, including, but not limited to, any definitive stock purchase agreement and any investors rights agreement.

(c)    Effect of Conversion.

(i)    Mechanics of Conversion; Holder of Record. At the closing of the Next Equity Financing that results in a conversion of Series D Preferred Stock into shares of Next Equity Securities pursuant to Section 4(a) or Section 4(b) hereof, the shares of Series D Preferred Stock so converted shall evidence solely the right to receive that number of Next Equity Securities as set forth in Section 4(a) or 4(b) above as the case may be (the “Conversion Date”). In addition, each holder of converted shares of Series D Preferred Stock acknowledges and agrees to return any certificate evidencing such shares of Series D Preferred Stock for cancellation promptly after receipt of notice of such conversion from the Corporation. The Corporation shall promptly issue and deliver to the holder a certificate or certificates for the number shares of Next Equity Securities to which the holder shall be entitled as a result of such conversion at such time as the certificate evidencing the shares of Series D Preferred Stock so converted is so returned to the Corporation for cancellation; provided, however, that each applicable holder shall be treated for all purposes as the record holder of such Next Equity Securities on the Conversion Date.

(ii)    Fractional Shares. No fractional shares shall be issued in connection with any conversion of Series D Preferred Stock; rather, the Corporation shall pay the holder cash in lieu of any fractional shares.

(d)    Right to Convert other Series Preferred Stock. Subject to Section 4(f), each share of Series Preferred Stock (other than Series D Preferred Stock which Conversion Rights attributable thereto are set forth in full in Section 4(a) and 4(b) above) shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series A Preferred Conversion Rate (as defined below) then in effect by the number of shares of Series A Preferred Stock being converted. The conversion rate in effect at any time for conversion of the Series A Preferred Stock (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred Stock by the Series A Preferred Conversion Price (as defined below). The conversion price for the Series A Preferred Stock initially shall be the Original Issue Price of the Series A Preferred Stock (the “Series A Preferred Conversion Price”). The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series B Preferred Conversion Rate (as defined below) then in effect by the number of shares of Series B Preferred Stock being converted. The conversion rate in effect at any time for conversion of the Series B Preferred Stock (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred Stock by the Series B Preferred Conversion Price (as defined below). The conversion price for the Series B Preferred Stock initially shall be the Original Issue Price of the Series B Preferred Stock (the “Series B Preferred Conversion Price”). The number of shares of Common Stock to which a holder of Series C Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series C Preferred Conversion Rate (as defined below) then in effect by the number of shares of Series C Preferred Stock being converted. The conversion rate in effect at any time for conversion of the Series C Preferred Stock (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred Stock by the Series C Preferred Conversion Price (as defined below). The conversion price for the Series C Preferred Stock initially shall be the Original Issue Price of the Series C Preferred Stock (the “Series C Preferred Conversion Price”). The number of shares of Common

Stock to which a holder of Series C-1 Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series C-1 Preferred Conversion Rate (as defined below) then in effect by the number of shares of Series C-1 Preferred Stock being converted. The conversion rate in effect at any time for conversion of the Series C-1 Preferred Stock (the “Series C-1 Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series C-1 Preferred Stock by the Series C-1 Preferred Conversion Price (as defined below). The conversion price for the Series C-1 Preferred Stock initially shall be the Original Issue Price of the Series C-1 Preferred Stock (the “Series C-1 Preferred Conversion Price”). The Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price and the Series C-1 Preferred Conversion Price are sometimes referred to herein, collectively, as the “Series Preferred Conversion Price.” The Series A Preferred Conversion Rate, the Series B Preferred Conversion Rate, the Series C Preferred Conversion Rate and the Series C-1 Preferred Conversion Rate are sometimes referred to herein, collectively, as the “Series Preferred Conversion Rate.” The Series Preferred Conversion Price shall be subject to adjustment as set forth in Section 4(g).

(e)    Automatic Conversion of Other Series Preferred Stock. Each share of Series Preferred Stock (other than Series D Preferred Stock which Conversion Rights attributable thereto are set forth in full in Sections 4(a) and 4(b) above) shall automatically be converted into a number of shares of Common Stock obtained by multiplying such share by the applicable Series Preferred Conversion Rate immediately upon the earlier of: (i) except as provided below in Section 4(g), the time immediately prior to the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering of its Common Stock, or securities convertible into Common Stock, pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), or the “completion date” with respect to the listing or admission of the Corporation’s Common Stock to a national securities exchange, including, without limitation, the Alternative Investment Market or the Main Market of the London Stock Exchange, pursuant to a similar disclosure document filed under a similar statute in a jurisdiction outside the United States, which results in a pre-money equity valuation of the Corporation of not less than Five Hundred Twenty Million Dollars ($520,000,000) and aggregate cash proceeds to the Corporation of not less than One Hundred Fifty Million Dollars ($150,000,000) (a “Qualified IPO”); (ii) immediately prior to the closing of a reverse merger of the Corporation with an entity (or a wholly owned subsidiary of such entity) that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, or similar law or statute in a jurisdiction outside the United States; or (iii) the date specified by written consent or agreement of the holders of a majority of each of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock and Series C Preferred Stock, each voting as a separate class.

(f)    Mechanics of Conversion. With respect to the conversion of Series Preferred Stock other than Series D Preferred Stock: before any holder of such Series Preferred Stock shall be entitled to convert such Series Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such series of Series Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a certificate for the remaining number of shares of Series Preferred Stock if less than all of the Series Preferred Stock evidenced by the certificate were surrendered. Such conversion shall be deemed to have been made immediately prior to the close of business on: (i) the date of such surrender of the shares of

Series Preferred Stock to be converted; or (ii) if applicable, the date of automatic conversion specified in Section 4(e) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Series Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Series Preferred Stock shall not be deemed to have converted such Series Preferred Stock until immediately prior to the closing of such sale of securities.

(g)    Conversion Price Adjustments of Series Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. For the avoidance of doubt, Section 4(g), 4(h), 4(i) and 4(j) of this Article IV shall not apply to the Series D Preferred Stock, and any conversion price attributable to such Series D Preferred Stock shall not be adjusted or adjustable pursuant to the provisions of Sections 4(g), 4(h), 4(i) and 4(j) hereof. Subject to the foregoing sentence, the applicable Series Preferred Conversion Price shall be subject to adjustment from time to time as follows:

(i)    Issuance of Additional Stock below Original Issue Price . If the Corporation should issue, at any time after the date upon which any shares of Series Preferred Stock were first issued (an “Original Issue Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the applicable Series Preferred Conversion Price in the case of the Series Preferred Stock, in each case in effect immediately prior to the issuance of such Additional Stock, the applicable Series Preferred Conversion Price in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(g)(i), unless otherwise provided in this Section 4(g)(i).

(A)    Adjustment Formula. Whenever the applicable Series Preferred Conversion Price is adjusted pursuant to this Section 4(g)(i), the new Series Preferred Conversion Price shall be determined by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such then-existing applicable Series Preferred Conversion Price in effect immediately prior to such issuance; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(g)(i)(E) below.

(B)    Definition of “Additional Stock.” For purposes of this Section 4(g)(i), “Additional Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(g)(i)(E) below, deemed to be issued) by the Corporation after the Original Issue Date, other than:

(1)    Common Stock issued pursuant to a transaction described in subsection 4(g)(ii) hereof;

(2)    shares of capital stock (or options therefor) issuable or issued to employees, consultants, advisors, officers or directors of the Corporation pursuant to a plan or plans approved by the Board;

(3)    shares of capital stock (or rights to acquire same) issued or issuable: (i) in a Qualified IPO; or (ii) upon exercise of warrants or rights granted to underwriters in connection with such Qualified IPO;

(4)    shares of capital stock (or rights to acquire same) issued in connection with any merger, consolidation, acquisition or similar business combination approved by the Board;

(5)    shares of capital stock or rights to acquire shares of capital stock issued in connection with equipment lease financing arrangements, credit agreements, debt financings with commercial lenders, or other commercial transactions; provided, however, that in each such case, such issuance is approved by the Board;

(6)    shares of capital stock or rights to acquire shares of capital stock issued in connection with strategic transactions involving the Corporation and other entities, including joint ventures, collaborations, technology transfer or development arrangements; provided, however, that in each such case, such issuance is approved by the Board;

(7)    shares of Common Stock issued upon conversion of the Series Preferred Stock or as a dividend or distribution on the Series Preferred Stock; or

(8)    shares of Series D Preferred Stock.

(C)    No Fractional Adjustments. No adjustment of the applicable Series Preferred Conversion Price shall be made in an amount less than one cent ($0.01) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D)    Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)    Deemed Issuances of Common Stock. In the case of the issuance of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(g)(i):

(1)    The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (to the extent then convertible, exchangeable or exercisable) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(g)(i)(D)).

(2)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the anti-dilution provisions thereof, the applicable Series Preferred Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3)    Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the applicable Series Preferred Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4)    The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(g)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(g)(i)(E)(2) or 4(g)(i)(E)(3).

(F)    No Increased Conversion Price. Notwithstanding any other provisions of this Section 4(g)(i), except to the limited extent provided for in Sections 4(g)(i)(E)(2) and 4(g)(i)(E)(3), no adjustment of the applicable Series Preferred Conversion Price pursuant to this Section 4(g)(i) shall have the effect of increasing any Series Preferred Conversion Price above the applicable Series Preferred Conversion Price in effect immediately prior to such adjustment.

(ii)    Stock Splits and Dividends. In the event the Corporation should at any time after the applicable Original Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Series Preferred Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(g)(i)(E).

(iii)    Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the applicable Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Series Preferred Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(h)    Other Distributions. In the event the Corporation shall declare a distribution (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 4 or Section 2 of this Article IV(B)) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(g)(i) or 4(g)(ii), then, in each such case for the purpose of this Section 4(h), the holders of Series Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(i)    Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 4 or Section 2 of this Article IV(B)) provision shall be made so that the holders of the Series Preferred Stock shall thereafter be entitled to receive upon conversion of such Series Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Series Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares purchasable upon conversion of such Series Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(j)    No Fractional Shares and Certificate as to Adjustments.

(i)    No fractional shares shall be issued upon the conversion of any share or shares of the Series Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii)    Upon the occurrence of each adjustment or readjustment of the applicable Series Preferred Conversion Price pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Series Preferred Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series Preferred Stock.

(k)    Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(l)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Series Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Series Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(m)    Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5.    Voting Rights. Except as expressly provided by this Restated Certificate or as provided by law, the holders of Series Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the Series Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, each holder of Series Preferred Stock (other than the Series D Preferred Stock) shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred Stock could be converted and each holder of Series D Preferred Stock shall be entitled to one vote for each share of Series D Preferred Stock held, in each case as of the record date of such meeting. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half or more being rounded upward).

6.    Preferred Stock Protective Provisions. So long as any shares of Preferred Stock) remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock, and Series D Preferred Stock each voting as a separate class, including any approvals required by the Stockholder Agreement, dated as of even date herewith, by and among by the Corporation, the holders listed on Exhibit A thereto and such other persons who thereafter became parties to the Stockholder Agreement pursuant to the terms thereof, as amended from time to time (the “Stockholder Agreement”), take any action (or permit any subsidiary to take any such action) whether directly or indirectly through merger, consolidation, recapitalization or otherwise, to:

(a)    create, allot, issue (or agree to create, allot or issue) any shares or securities in the Corporation, or grant any option, warrant or other right to subscribe for, convert into or otherwise require the creation, allotment or issue of any such shares or securities, whether conditional or not, other than pursuant to the Corporation’s equity incentive plan in existence as of the date hereof;

(b)    increase, repay, subdivide, consolidate, capitalize, redenominate or otherwise vary the share capital of the Corporation;

(c)    approve any merger, liquidation, dissolution or acquisition of the Corporation;

(d)    amend, alter, waive or repeal this Restated Certificate or the Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Preferred Stock;

(e)    undertake any Liquidation Transaction which results in an enterprise value to the Corporation of less than Five Hundred Twenty Million Dollars ($520,000,000);

(f)    purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on any shares of capital stock of the Corporation prior to the Preferred Stock other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(g)    create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(h)     (1) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Preferred Stock in respect of any such right, preference, or privilege or (2) reclassify, alter or amend any existing security of the Corporation that is junior to the Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Preferred Stock in respect of any such right, preference or privilege;

(i)    amend, modify, vary, alter or abrogate the rights, privileges or restrictions attaching to the Preferred Stock;

(j)    enter into any negotiations or reach any agreement for the Corporation to sell, transfer or otherwise dispose of any significant asset (excluding, for the avoidance of doubt, any sale or transfer in the ordinary course of business) or any material part of the Corporation’s business or undertaking, whether by a single transaction or series of transactions, whether related or not;

(k)    establish any equity incentive plan or other employee benefit arrangement plan after the date hereof;

(l)    enter into any contract or arrangement with a related party that is not in the ordinary course of business and at arm’s length terms; or

(m)    enter into any agreement, commitment or arrangement to do any of the foregoing;

provided, however, that nothing herein shall prevent the Corporation from undertaking a reorganization transaction in which the Corporation is acquired by an affiliated entity (the “Acquiror”) in a reverse triangular merger whereby the Acquiror’s capital stock is issued to and owned by the same persons in the same proportions and with the same rights, preferences and privileges as the same persons who own the capital stock of the Corporation immediately prior to such transaction.

Upon request by any stockholder, a copy of the Stockholder Agreement will be provided by the Secretary of the Corporation free of charge.

7.    Status of Converted Stock. In the event any shares of Series Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C)    Common Stock.

1.    Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.    Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3.    Redemption. The Common Stock is not redeemable.

4.    Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VI

Unless and except to the extent the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware (the “Court”) may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such a manner as such Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the Court to which such application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VIII

(A)    Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which the Delaware General Corporation Law (the “DGCL”) permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

(B)    Insurance. The Corporation may, to the fullest extent permitted by applicable law, at any time without further stockholder approval, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under applicable law.

(C)    Prospective Repeal or Amendment. Any repeal, modification or amendment of this Article VIII by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any right to indemnification or advancement of expenses of a director or officer of the Corporation existing at the time of such repeal, modification or amendment. In addition to the foregoing, the right to indemnification and advancement of expenses shall be to the fullest extent permitted by the DGCL or any other applicable law and all amendments to such laws as hereafter enacted from time to time.

ARTICLE IX

The personal liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article IX shall be prospective and shall not affect the rights under this Article IX in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE X

All of the powers of this Corporation, insofar as the same may be lawfully vested by this Restated Certificate in the Board of Directors, are hereby conferred upon the Board of Directors of this Corporation.

[Remainder of Page Intentionally Left Blank]

The foregoing Second Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Second Amended and Restated Certificate of Incorporation has been signed under the seal of the Corporation this 15th day of July, 2016.

/s/ Jay File
Jay File, Chief Financial Officer

EXHIBIT C

FORM OF WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Warrant No.	Issued , 2016

WARRANT

OF

EVOFEM HOLDINGS, INC.

This Warrant (the “Warrant”) is issued to                                           (the “Holder”), or its registered assigns, by Evofem Holdings, Inc., a Delaware corporation (the “Company”), pursuant to the terms of that certain Series D Preferred Stock Purchase Agreement entered into by the parties as of even date herewith (the “Purchase Agreement”). Capitalized terms used but not defined in this Warrant have the meanings assigned to such terms in the Purchase Agreement. The term “Warrant” as used herein shall include this Warrant and any warrants delivered in substitution or exchange hereof as provided herein.

1.    Warrant. Subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder hereof in writing), to purchase up to that number of Next Equity Securities equal to (a) seventy-five percent (75%) of the purchase price paid for the Series D Preferred Stock issued to the Holder pursuant to the Purchase Agreement, divided by (b) the per share price of the Next Equity Securities issued to the New Investors in such Next Equity Financing (collectively, the “Warrant Shares”). Upon the closing of the Next Equity Financing, the Company shall deliver to the Holder a certificate setting forth the number of shares of Next Equity Securities subject to the Warrant along with the exercise price thereof, as contemplated by Section 3 hereof.

2.    Term of Warrant. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, at any time until the date that is seven (7) years after the date of the Next Equity Financing.

3.    Exercise Price. The price per share to be paid for such Next Equity Securities shall be the price per share paid by the New Investors in such Next Equity Financing (the “Exercise Price”), and the Holder hereby agrees that it will enter into the documents and agreements entered into by the other investors in such Next Equity Financing in order to purchase such Next Equity Securities upon exercise of the Warrant.

4.    Exercise of Warrant.

EXHIBIT C

(a)    The purchase rights represented by this Warrant are exercisable by the Holder in whole or in part at any time, or from time to time, as described above, by the surrender of this Warrant and upon payment: (i) in cash or by check or wire transfer of immediately available funds; (ii) by cancellation by the Holder of indebtedness or other obligations owed by the Holder to the Company; or (iii) by combination of (i) and (ii), of the purchase price of the Warrant Shares to be purchased.

(b)    Net Issuance. In lieu of payment of the Exercise Price in accordance with Section 4(a), the Holder may, by providing notice of exercise of the Warrant or any portion thereof in accordance with Section 8, elect to receive, without the payment by the Holder of any additional consideration, such number of fully paid and nonassessable shares of Next Equity Securities as is computed using the following formula:

where:                  X = Y (A – B)

                                                   A

X =	the number of shares to be issued to the Holder pursuant to this Section 4(b)

Y =	the number of shares covered by the Warrant in respect of which the net issuance election is made pursuant to this Section 4(b)

A =	the fair market value of one share of Next Equity Securities, as determined in accordance with the provisions of this Section 4(b)

B =	the Exercise Price in effect at the time the net issuance election is made pursuant to this Section 4(b)

For purposes of this Section 4(b), the “fair market value” shall mean, on any given day: (A) if this Warrant is exercised in connection with the Company’s initial public offering (“IPO”), then the fair market value shall be the price per share of the shares sold to the public in such IPO; (B) if the class of Next Equity Securities is exchange-traded, the average of the closing sales prices per share of the class of Next Equity Securities for the ten (10) consecutive trading days ending on the day that is two (2) trading days prior to the applicable date of determination of fair market value; or (C) if the class of Next Equity Securities is not listed or admitted to trading on any securities exchange but is regularly traded in any over-the-counter market, then the average of the bid and ask prices per share of the class of Next Equity Securities for the ten (10) consecutive trading days ending on the day that is two (2) trading days prior to the applicable date of determination of fair market value; or (D) if the class of Next Equity Securities is not sold or traded as described in clauses (A), (B) or (C), then the per share fair market value of the class of Next Equity Securities as determined in good faith by the Company’s Board of Directors.

5.    Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery or an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company, at the Holder’s expense, shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

6.    No Stockholder Rights; Voting Rights. Prior to exercise of the Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Warrant Shares, including (without limitation) the right to (i) receive dividends or other distributions thereon and (ii) exercise preemptive rights, and the Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company with respect to such Warrant Shares, except as otherwise provided herein. Notwithstanding the foregoing, the Holder shall be entitled to one (1) vote and shall vote with the holders of common stock of the Company (“Common Stock”) on all matters submitted to the vote or written consent of the holders of Common Stock.

7.    Transferability and Non-negotiability of Warrant. Neither this Warrant nor any of the rights, interests or obligations hereunder may be assigned or transferred, by operation of law or otherwise, in whole or in part by the Holder to any person or entity without the prior written consent of the Company; provided, however, that this Warrant may be assigned or transferred, in whole or in part, without the prior written consent of the Company to an affiliate, partner or member of the Holder so long as: (i) all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company), have been complied with, and (ii) the assignee agrees to be bound by the terms and conditions set forth herein, including, without limitation, executing the applicable agreements upon exercise of this Warrant. It is expressly understood that the Holder may transfer all or a portion of this Warrant to an affiliate.

8.    Notices. The Company shall provide the Holder with at least twenty (20) days advance notice of the expected closing date (the “Expected Closing Date”) of the Next Equity Financing. In order to exercise the Warrant, the Holder must provide written notice of its intent to do so to the Company at least three (3) days prior to such Expected Closing Date.

9.    Amendments.

(a)    Any term of this Warrant may be amended or waived with the written consent of the Company and the Holder.

(b)    No waivers of, or exceptions to, any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

10.    Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of the Warrant and the exercise price shall be subject to adjustment from time to time as follows:

(a)    Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of the Warrant subdivide the class of securities that includes the Warrant Shares, by split-up or otherwise, or combine the class of securities that includes the Warrant Shares, or issue additional shares of the class of securities that includes the Warrant Shares as a dividend with respect to the class of securities that includes the Warrant Shares, the number of Warrant Shares issuable on the exercise of the Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the exercise price payable per share, but the aggregate exercise price payable for the total number of shares of the Company’s capital stock purchasable under the Warrant (as adjusted) shall remain the same. Any adjustment under this Section 10(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b)    Reclassification, Reorganization and Consolidation. In case of any merger, consolidation, share exchange, reclassification, capital reorganization, or change in the Company’s capital stock (other than as a result of a subdivision, combination, or stock dividend provided for in Section 10(a)

above or as contemplated by Section 10(c) below), then, as a condition of such merger, consolidation, share exchange, reclassification, reorganization, or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder with respect to the Warrant, so that the Holder shall have the right at any time prior to the expiration of the Warrant to purchase, at a total price equal to that payable upon the full exercise of the Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such merger, consolidation, share exchange, reclassification, reorganization, or change by a holder of the same number of shares of capital stock as were purchasable by the Holder pursuant to the Warrant immediately prior to such merger, consolidation, share exchange, reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c)    Conversion of Preferred Stock. In the event the Warrant Shares are preferred stock of the Company (“Preferred Stock”) and the Preferred Stock is converted into Common Stock pursuant to the terms of the Company’s certificate of incorporation, then the Warrant shall be exercisable for that number of shares of Common Stock into which the Warrant Shares then subject to the Warrant could have been exercised on the date of such exercise, and the Exercise Price shall be appropriately adjusted so that the aggregate Exercise Price remains the same. Thereafter, for purposes of the Warrant, the Warrant Shares shall be deemed to be Common Stock.

(d)    Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of shares of the Company’s capital stock or other securities or property thereafter purchasable upon exercise of the Warrant and any resulting changes to the Exercise Price.

(e)    No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor.

11.    Miscellaneous.

(a)    Governing Law. This Agreement and the rights and obligations of the parties set forth herein shall be governed by, construed and interpreted in accordance with the internal laws of the State of Delaware (including its Uniform Commercial Code), but without giving effect to its laws or rules relating to conflicts of laws.

(b)    Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties. Nothing in this Warrant, express or implied, in intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Warrant, except as expressly provided in this Warrant.

(c)    Severability. If any provision of this Warrant is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible. If such clause or provision cannot be so enforced, such provision shall be stricken from this Warrant and the remainder of this Warrant shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Warrant.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as of the date first set forth above by its duly authorized officer.

THE COMPANY:

Evofem Holdings, Inc., a Delaware corporation

By:
Name:	Saundra Pelletier
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

HOLDER:

By:
Name:
Title:

SIGNATURE PAGE TO WARRANT